Exhibit 10.7H

CHANGE IN CONTROL

SEVERANCE AGREEMENT

BETWEEN

PHILIP J. ASHMAN, PH.D. AND

ALIMERA SCIENCES, INC.

This Change in Control Severance Agreement (this “Agreement”) is entered into between Alimera Sciences, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and Philip J. Ashman, Ph.D. (“Executive”),  as of July 16, 2021 (the “Effective Date”).

RECITALS:

WHEREAS,  Executive currently serves as Company’s Chief Operating Officer and Senior Vice President Commercial Operations Europe pursuant to a Contract of Employment with Company’s wholly owned subsidiary Alimera Sciences Limited made on the 3rd day of November 2012  (the “ASL Employment Agreement”),

WHEREAS,  Executive is a “named executive officer”  for purposes of US securities laws and in the Board’s opinion a key Company employee;

WHEREAS,  Executive’s named executive officer peers are parties to employment contracts with the Company of later dates than the ASL Employment Agreement that provide certain severance benefits in the event of a Change in Control (as defined below) that are not currently provided to Executive under the ASL Employment Agreement;

WHEREAS,  in connection with a Change in Control it is possible that the Company or its successor could terminate Executive’s employment with the Company and its subsidiaries, and the Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities;

WHEREAS, the Board believes it is in the best interest of the Company and its stockholders to ensure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control-related termination;

WHEREAS,  the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with severance provisions consistent with Executive’s peers to continue his employment with the Company and to motivate Executive to maximize the value of the Company for the benefit of its stockholders; and

WHEREAS, the Board believes that it is necessary to provide Executive with certain severance benefits upon certain terminations of Executive’s employment with the Company to provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

AGREEMENT:

SECTION 1. DEFINITIONS

“Board” means the Board of Directors of the Company.

“Cause” means

(1) Executive’s gross negligence or willful misconduct with respect to the business and affairs of the Company, including violation of any material policy of the Company that is not cured within 30 days after written notice thereof is given to Executive by the Company;

(2) Executive’s Gross Misconduct as defined in the ASL Employment Agreement or otherwise any circumstance referred to at clause 15.1 of the ASL Employment Agreement;

(3) Executive’s conviction of, or entering a guilty plea or plea of no contest with respect to, a felony; or

(4) Executive engages in any material breach of the terms of this Agreement or fails to fulfill his responsibilities under this Agreement and such breach or failure, as the case may be, is not cured, or is not capable of being cured, within 30 days after written notice thereof is given to Executive by the Company.

“Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization more than 50% of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless such transaction also qualifies as a “change in control event” as described in Treas. Reg. § l.409A-3(i)(5).

“Code” means the United States Internal Revenue Code of 1986 as currently and hereafter amended.

“Earned Bonus” means the bonus, determined based on the actual performance of the Company for the full fiscal year in which Executive’s employment terminates, that Executive would have earned for the year in which his employment terminates had he remained employed for the entire year, prorated based on the ratio of the number of days during such year that Executive was employed to 365. Such Earned Bonus will be determined and paid to Executive no later than 2½ months after the close of the fiscal year in which the Earned Bonus was earned.

“Effective Date”  means the date first above written.

“Equity” means (i) all Stock, including restricted stock; (ii) all options and other rights to purchase Stock; (iii) all restricted stock units, performance units or phantom shares whose value is measured by the value of Stock; and (iv) all stock appreciation rights whose value is measured by increases in the value of Stock; and (v) any other award under an ISP.

“Good Reason” shall mean, for purposes of Section 3, (i) a material diminution of Executive’s authority, duties or responsibilities; (ii) a geographic relocation of Executive’s primary business location to a location that is more than 35 miles from the present location of Executive’s primary business location; or (iii) any breach by the Company of this Agreement that is material and that is not cured within 30 days after written notice thereof to the Company from Executive.

“Good Reason” shall mean, for purposes of Section 4, that Executive resigns within 12 months after one of the following conditions has come into existence without his consent: (i) a reduction in Executive’s base salary from the amount set forth in Section 4(a); (ii) a material adverse change in Executive’s primary responsibilities or duties; (iii) a geographic relocation of Executive’s primary business location to a location that is more than 35 miles from the present location of Executive’s primary business location; (iv) any breach by the Company of this Agreement that is material and that is not cured, or is not capable of being cured, within 30 days after written notice thereof to the Company and the Board from Executive. A condition shall not be considered “Good Reason” unless Executive gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving Executive’s written notice.

“ISP” means the Alimera Sciences, Inc. 2019 Omnibus Equity Incentive Plan, as amended from time to time and any predecessor or later equity incentive plan adopted by the Company.

“Stock” means shares of the Company’s common stock.

SECTION 2.  RELATIONSHIP TO ASL EMPLOYMENT AGREEMENT

This Agreement is supplemental to, but does not replace, the ASL Employment Agreement. The ASL Employment Agreement will continue in full force and effect without modification, except that in the event of a Change in Control, the terms of this Agreement shall apply to the exclusion of any otherwise-applicable terms in the ASL Employment Agreement,  to the extent permitted by law, including without limitation any otherwise-applicable terms of Sections 13 and 14 of the ASL Employment Agreement.  Executive agrees that in the event of a Change in Control he shall not be entitled to assert, nor will he assert, any right to payment for any amount under Sections 13 and 14 of the ASL Employment Agreement, to the extent permitted by law, and that the value of any payment he might receive under either or both of those Sections of the ASL Employment Agreement shall be deducted from the value of the payments due to Executive pursuant to Section 4 below such that the total amounts payable to Executive shall not exceed those referred to at Section 4 below.

SECTION 3.  ACCELERATION OF VESTING OF EQUITY

The following terms shall apply to all of Executive’s Equity outstanding as of the Effective Date, and to all future grants of Equity:

(a)The vested percentage of Executive’s Equity shall be determined by adding 12 months to the actual period of service that Executive has completed with the Company if the Company is subject to a Change in Control before Executive’s service with the Company terminates (i.e., Executive’s vesting shall be accelerated by an additional 12 months). The remaining unvested Equity shall vest in the same amount per vesting period as prior to the Change in Control.

(b)Executive shall vest in 100% of the remaining unvested Equity if (a) the Company is subject to a Change in Control before Executive’s employment with the Company terminates and (b) within 12 months after the Change in Control, Executive’s employment with the Company is terminated by the Company (or its successor) without Cause or Executive terminates his employment for Good Reason.

(c)If the Company is a party to a merger or consolidation, all outstanding Equity shall vest in full unless the agreement evidencing the merger or consolidation provides for one or more of the following:

i.The continuation of such outstanding Equity by the Company (if the Company is the surviving corporation).

ii.The assumption of such outstanding Equity by the surviving corporation or its parent.

iii.The substitution by the surviving corporation or its parent of new Equity for such outstanding Equity.

iv.Full exercisability of outstanding Equity and full vesting of the Stock subject to such Equity, followed by the cancellation of such Equity. The full exercisability of such Equity and full vesting of such Stock, as applicable, may be contingent on the closing of such merger or consolidation.

v.The cancellation of outstanding Equity and a payment to Executive equal to the excess of (i) the fair market value of the Stock subject to such Equity (whether or not such Equity is then exercisable or vested, as applicable) as of the closing date of such merger or consolidation over (ii) the exercise price. Such payment shall be made in the form of cash, cash equivalents or securities of the surviving corporation or its parent with a fair market value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Equity would have become exercisable or such Stock would have vested. Such payment may be subject to vesting based on Executive’s continuing service, provided that the vesting schedule shall not be less favorable to Executive than the schedule under which such Equity would have become exercisable or such Stock would have vested. This provision is mandatory in the event that the Company is acquired by a private company for cash.

SECTION 4. TERMINATION OF EMPLOYMENT WITH CHANGE IN CONTROL

(a) General. If Executive is subject to a termination of employment without Cause or Executive resigns for Good Reason and a termination of employment occurs in connection with a Change in Control (as described at Section 4(b) below), then Executive will be entitled to the benefits described in this Section 4. However, Executive will not be entitled to any of the benefits described in this Section 4 unless Executive has (i) returned all Company property in Executive’s possession, (ii) resigned as a member of the Board and of the boards of directors of all of the Company’s subsidiaries, to the extent applicable, and (iii) executed a legally binding general release of all claims that Executive may have against the Company or persons affiliated with the Company in a form of settlement agreement prescribed by the Company (the “Release”) and otherwise complied with the terms of the ASL Employment Agreement, including Section 14.2 thereof. Executive must execute and return the Release on or before the date specified by the Company (the “Release Deadline”). The Release Deadline will in no event be later than fifty (50) days after Executive’s termination of employment. If Executive fails to return the Release on or before the Release Deadline, or if Executive revokes the Release at any time after return of the executed Release, then Executive will not be entitled to the benefits described in this Section 4 and shall be required to repay to the Company as a debt any payments already received by Executive pursuant to this Section 4.

(b) Termination by Board without Cause or by Executive for Good Reason in Connection with Change in Control. If the Board terminates Executive’s employment without Cause or Executive resigns for Good Reason and a termination of employment occurs either within three months prior to a Change in Control or within 18 months after a Change in Control, the Company shall pay Executive his earned but unpaid base salary plus 100% of the sum of (i) his current total annual base salary plus (ii) his annual target bonus (subject to such withholdings as required by law), payable in twelve equal monthly installments (the “Severance Payments”).  In addition, Executive shall be paid, no later than 2½ months following the close of the fiscal year of termination, his Earned Bonus for the fiscal year in which the termination of employment occurs. The Severance Payments shall commence within 60 days after Executive’s termination of employment. However, if such 60-day period spans two calendar years, then the payments will in any event begin in the second calendar year. In addition, the Company shall pay Executive the taxable value of any accrued benefit entitlements (subject to such withholdings as required by law, including income tax and national insurance contributions) for the 12-month period following the termination of employment.  For the avoidance of doubt, the Severance Payments and other payments referred to above shall be inclusive of, and shall be reduced by the value of, any payments to which Executive is entitled pursuant to the ASL Employment Contract on termination of Executive’s employment including as referred to at Sections 13 and 14 of the ASL Employment Agreement.

SECTION 5. MISCELLANEOUS

(a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered by a reputable courier service or by confirmed facsimile or email to a then-current facsimile number or email address for the recipient. Notices to the Company shall be sent to the following address until the Company changes its address as reflected in its public filings with the United States Securities Exchange Commission:

Alimera Sciences, Inc.

Attention: Chief Executive Officer

6120 Windward Parkway, Suite 290

Alpharetta, Georgia 30005

Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

(b)No Waiver. Except for the notice described in Section 5(a), no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

(c)Georgia Law. This Agreement shall be governed by the laws of the state of Georgia without regard to its provisions regarding choice of law or conflicts of law, save in relation to the Release and the ASL Employment Agreement which shall be subject to the laws of England and Wales. Any litigation that may be brought by either the Company or Executive involving the enforcement of this Agreement or any rights, duties, or obligations under this Agreement shall be brought exclusively in a Georgia state court or United States District Court in Georgia.

(d) Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company. The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company and no such assignment shall be treated as a termination of Executive’s employment under this Agreement. Executive’s rights and obligations under this Agreement· are personal and shall not be assigned or transferred.

(e) Other Agreements.  Except for the ASL Employment Agreement as provided herein, this Agreement (i) replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company and (ii) constitutes the entire agreement between the Company and Executive with respect to such terms and conditions.

(f) Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

(g) Invalidity. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

(h) Litigation. If either party to this Agreement institutes litigation against the other party to enforce his or its respective rights under this Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation.

(i) Interpretation. The recitals to this Agreement shall be taken into account in the construction or interpretation of this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” The captions or headings of the Sections and other subdivisions of this Agreement are inserted only as a matter of convenience or reference and have no effect on the meaning of the provisions of those Sections or subdivisions. If the provisions of this Agreement require judicial interpretation, the parties agree that the judicial body interpreting or construing the Agreement may not apply the assumption that the terms must be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party that itself or through its agents prepared the instrument.

(j) Survival. The respective indemnities, representations, warranties, agreements and covenants of the Company and Executive contained in this Agreement shall survive the termination of this Agreement and shall remain in full force and effect.

[Next page is signature page.]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement in multiple originals as of the Effective Date.

ALIMERA SCIENCES, INC.EXECUTIVE

Philip J. Ashman, Ph.D. Chief Operating Officer and Senior Vice President Commercial Operations Europe
By: /s/ Richard S. Eiswirth, Jr. Name: Richard S. Eiswirth, Jr. Title: President and Chief Executive Officer Date of Signature: __________________	/s/ Philip J. Ashman, Ph.D. Name: Philip J. Ashman, Ph.D. Title: Chief Operating Officer and Senior Vice President Commercial Operations Europe Date of Signature: __________________

[Signature Page to Change in Control Severance Agreement Between

Philip J. Ashman, Ph.D. and Alimera Sciences, Inc.]